Exhibit 3.1.1

CHESAPEAKE LODGING TRUST

ARTICLES SUPPLEMENTARY

Chesapeake Lodging Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: Under a power contained in Section 3-802(c) of Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Board of Trustees has resolved to prohibit the Trust from electing to be subject to any of the provisions of Title 3, Subtitle 8 of the MGCL, unless a proposal to repeal such resolution is approved by the shareholders of the Trust by the affirmative vote of at least a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of trustees.

SECOND: The action to prohibit the Trust from becoming subject to any provision of Title 3, Subtitle 8 of the MGCL without shareholder approval referenced above has been approved by the Board of Trustees in the manner and by the vote required by law.

THIRD: The undersigned officer acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Executive Officer and attested by its Secretary on this 31st day of March, 2014.

ATTEST:		CHESAPEAKE LODGING TRUST

/s/ Graham J. Wootten		/s/ James L. Francis
Name:	Graham J. Wootten	Name:	James L Francis
Title:	Secretary	Title:	President and Chief Executive Officer